Exhibit 10.20

ASSET PURCHASE AGREEMENT

by and between

FUN-4-ALL CORP., Debtor and Debtor-in-Possession

and

CENTRALINK INVESTMENTS LIMITED

Dated as of July 22, 2004

ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of July 22, 2004, is made by and between FUN-4-ALL CORP., Debtor and Debtor-in-Possession (“Seller”), and CENTRALINK INVESTMENTS LIMITED, as buyer (“Purchaser”).

R E C I T A L S

     A. Seller is a developer and distributor of Licensed Products (hereinafter defined);

     B. Seller is obligated and indebted to Purchaser for loans, advances, accrued interest and other costs and expenses (the “Obligations”) as evidenced by a Promissory Note dated July 31, 2003, in the original principal amount of $3,000,000 (the “Note”);

     C. To secure Seller’s Obligations to Purchaser, Seller has granted to Purchaser a first priority lien and security interest in Seller’s personal property assets pursuant to and to the extent set forth in an Amended and Restated Security Agreement dated as of July 31, 2003;

     D. Purchaser desires to purchase from Seller, and Seller desires to sell, convey, assign and transfer to Purchaser, the Transferred Assets (hereinafter defined), and in connection therewith, Purchaser desires to assume certain specified obligations and liabilities of Seller relating thereto, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code (collectively, the “Transaction”); and

     E. The parties desire to consummate the Transaction as promptly as practical after the entry of the Sale Order (as defined below) approving the Transaction in the voluntary case (the “Bankruptcy Case”) filed by Seller under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), as Case Number 04-13943 (SMB).

A G R E E M E N T

     In consideration of the premises, the mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto, subject to the terms and conditions contained herein, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

     Section 1.1 Definitions. The following terms, as used in this Agreement, shall have the following meanings:

     “Acquisition Documents” shall mean, collectively, this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Purchaser Release, Seller Release and all agreements,

instruments, certificates and other documents executed and delivered in connection herewith or contemplated hereby.

     “Action” shall mean any claim, dispute, demand, cause of action or action asserted in any arbitration, litigation, adversary proceeding, mediation, suit, investigation or other proceeding and any appeal therefrom.

     “Affiliate” shall mean, with respect to any Person, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to (i) vote one-third (1/3) or more of the voting power of the outstanding voting securities of such Person, or (ii) otherwise direct the management policies of such Person by contract or otherwise.

     “Agreement” shall mean this Asset Purchase Agreement and shall include all of the Schedules and Exhibits attached hereto.

     “Allocation” shall have the meaning ascribed to such term in Section 2.6 hereof.

     “Approval” shall mean any approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with, a Person.

     “Assets” shall mean both the Transferred Assets and the Excluded Assets.

     “Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A.

     “Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.3 hereof.

     “Bachrach Release” shall mean the release in the form of Exhibit F hereto, pursuant to which Scott Bachrach releases all claims against, inter alia, Purchaser and certain other parties.

     “Bankruptcy Case” shall have the meaning ascribed to such term in the recitals to this Agreement.

     “Bankruptcy Code” shall have the meaning ascribed to such term in the recitals to this Agreement.

     “Bankruptcy Court” shall have the meaning ascribed to such term in the recitals to this Agreement.

     “B&S” shall mean Binney & Smith Properties, Inc.

     “Bill of Sale” shall mean the bill of sale transferring to Purchaser the Transferred Assets, substantially in the form attached hereto as Exhibit B.

     “Books and Records” shall have the meaning ascribed to such term in Section 2.1(g) hereof.

     “Business Day” shall mean a day that is not a Saturday, a Sunday or a day on which banks in the State of New York are required or authorized to close for regular banking business.

     “Claims” shall mean all claims, causes of action, chooses in action, rights of recovery and rights of set-off of whatever kind or description against any Person arising out of or relating to the Transferred Assets, or relating to Seller.

     “Closing” shall mean the consummation of the transactions contemplated by this Agreement.

     “Closing Date” shall mean the Business Day that is two (2) Business Days after the date that all the conditions to Closing described in Articles IX and X hereof have been fully satisfied or waived by the appropriate party or parties or such other date as Purchaser and Seller may mutually agree upon.

     “Contract” shall mean each instrument, contract, license and other agreement, including real property leases, operating leases, capital leases, unexpired leases of personal property and other leases, in each case relating to the Licensed Products, to which Seller is a party or by which it or any of the Transferred Assets is bound.

     “Cure Amounts” shall have the meaning ascribed to such term in Section 2.8 hereof.

     “Designated Contracts” shall have the meaning ascribed to such term in Section 2.7 hereof.

     “Drop Dead Date” shall have the meaning ascribed to such term in Section 12.1(f) hereof.

     “Effective Time” shall mean 12:01 a.m. on the Closing Date.

     “Eligible Accounts Receivable” shall mean accounts receivable created by Seller if:

          (i) such accounts receivable arose from bona fide sales of Inventory in the ordinary course of business;

          (ii) such accounts receivable are not unpaid for more than ninety days after the date of the original invoice for them;

          (iii) such accounts receivable do not contain any terms under which payment may be conditional or contingent;

          (iv) the account debtor is located in the United States; and

          (v) to Seller’s knowledge, the account debtor has not asserted a counterclaim, defense or dispute, and does not have a right of setoff against such accounts receivable; and

     “Excluded Assets” shall have the meaning ascribed to such term in Section 2.2 hereof.

     “Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.4 hereof.

     “Exclusivity Period” shall have the meaning ascribed to such term in Section 6.3 hereof.

     “GAAP” shall mean generally accepted accounting principles in the United States.

     “Governmental Authority” shall mean any foreign, federal, state, local or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, branch, commission, court, tribunal or similar entity including any arbitrator or arbitration panel, including, without limitation, the Bankruptcy Court.

     “Grand Release” shall mean the release in the form of Exhibit G hereto, pursuant to which Scott Bachrach releases all claims against, inter alia, Purchaser and certain other parties.

     “Intellectual Property” shall mean all of the following whether patented or patentable or not and whether or not such items have been reduced to written, computer-readable or other tangible form and irrespective of where any of the same were issued, are pending or exist that are owned by, issued to or licensed by Seller and that relate to the Licensed Products: United States and foreign patents of any description, and applications therefor, utility models and utility model applications (whether owned or licensed), including any equivalents, divisionals, continuations, continuations-in-part, reissues, registrations, additions or extensions thereof, as well as any further patents, patent applications, utility models and utility model applications (whether owned or licensed); United States (federal and state) and foreign trademarks (and goodwill associated therewith) and other trade names, service marks, logos, labels, trade dress, advertising and package designs, and other trade rights, whether or not registered and all applications therefor; United States and foreign copyrights, whether or not registered and all applications therefor (including copyrights in computer software and computer software documentation, source code and systems documentation), websites, know-how, show-how, trade secrets, business leads, research and results thereof, technology, techniques, data, methods, processes, instructions, drawings and specifications, inventions, discoveries, improvements, designs, processes, formulae, recipes, shop rights and license agreements and other agreements of every kind and character relating to any of the foregoing, and all claims and causes of action relating to any of the foregoing, other than claims or causes of action for past infringement.

     “Inventory” shall have the meaning set forth in Section 2.1(e) hereof.

     “Inventory Receivables” shall have the meaning set forth in Section 2.1(e) hereof.

     “Knowledge” (i) with respect to Seller, the actual knowledge, after due inquiry, of the executive officers of Seller, and (ii) with respect to Purchaser, the actual knowledge, after due inquiry, of the executive officers of Purchaser.

     “Law” shall mean any law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process promulgated by any Governmental Authority as in effect from time to time (including, without limitation, any zoning or land use law or ordinance, building code, securities, blue sky, civil rights or occupational health and safety law or regulation and any court, administrative agency or arbitrator’s order or process).

     “Liability” shall mean any debt, liability, commitment, guaranty, warranty or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, direct or indirect, accrued, fixed, absolute, potential, contingent or otherwise, and whether due or to become due.

     “License” shall mean the Crayola® License Agreement dated as of December 31, 2002 (the “License”) between Seller and B&S.

     “Licensed Products” shall mean the products developed by Seller pursuant to the License.

     “Lien” shall mean any lien, statutory lien, pledge, mortgage, security interest, charge, easement, right of way, covenant, claim, hypothecation, restriction, right, option, conditional sale or other title retention agreement, or encumbrance of any kind or nature.

     “Material Adverse Change” shall mean any event, change or occurrence that has, has had or, to Seller’s Knowledge, could reasonably be expected to result in a material adverse change or effect on the Transferred Assets taken as a whole prior to the Closing Date other than any adverse change, event or occurrence (i) resulting from the commencement or pendency of the Bankruptcy Cases, (ii) resulting from the entry into this Agreement or the public announcement thereof, (iii) attributable to changes in general economic conditions, or financial markets or conditions affecting the industry in which Seller operates, (iv) arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (vi) arising from or relating to actions required to be taken under applicable laws, rules, regulations, contracts or agreements.

     “Permitted Exceptions” means imperfections of title, restrictions or encumbrances, if any, that (i) would not involve material costs to correct or remove, (ii) do not impair the use and operation of such asset in the manufacture of the Licensed Products as currently conducted or (iii) are caused solely by Purchaser.

     “Person” shall mean any individual, general or limited partnership, corporation, limited liability company, joint stock company, estate, unincorporated organization, association, trust, joint venture, Governmental Authority, business entity or other entity of any kind or nature.

     “Petition Date” shall mean the date the Bankruptcy Case was filed with the Bankruptcy Court by Seller.

     “Purchase Price” shall have the meaning ascribed to such term in Section 2.5(a) hereof.

     “Purchaser Release” shall mean the release in the form of Exhibit C hereto, pursuant to which Purchaser releases all claims against, inter alia, Seller and other parties referenced therein.

     “Purchaser” shall have the meaning ascribed to such term in the preamble to this Agreement.

     “Representative” shall mean, with respect to a Person, any employee, officer, director, stockholder, partner, accountant, attorney, investment banker, broker, finder, investor, subcontractor, consultant or other authorized agent or representative of such Person.

     “Required Approvals” shall have the meaning ascribed to such term in Section 4.7 hereof.

     “Restricted Assets” shall have the meaning ascribed to such term in Section 3.3 hereof.

     “Sale Hearing” shall have the meaning ascribed to such term in Section 8.2(c) hereof.

     “Sale Order” shall mean an order of the Bankruptcy Court substantially in the form of Exhibit D hereto.

     “Schedules” shall mean the schedules annexed hereto and made a part hereof.

     “Seller” shall have the meaning ascribed to such term in the preamble to this Agreement.

     “Seller Release” shall mean the release in the form of Exhibit E hereto, pursuant to which Seller releases all claims against, inter alia, Purchaser and certain other parties.

     “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

     “Tax” or “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including, without limitation, all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Tax Code Section 59A), alternative, minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any governmental authority (domestic or foreign), penalties and interest.

     “Tax Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     “Tax Return” shall mean any return, report, declaration, claim for refund, estimate, election, or information statement or return relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.

     “Transaction” shall have the meaning ascribed to such term in the recitals to this Agreement.

     “Transfer” shall mean any sale, transfer, conveyance, assignment, delivery or other disposition, and “Transfer” or “Transferred,” used as a verb, shall each have a correlative meaning.

     “Transferred Assets” shall have the meaning ascribed to such term in Section 2.1 hereof.

     “Treasury Regulation” shall mean a regulation promulgated by the Treasury Department under the Tax Code, including a temporary regulation and a proposed regulation to the extent that, by reason of their actual or proposed effective date, would or could, as of the date of any determination or opinion as to the Tax consequences of any action or proposed action or transaction, be applied to the Transferred Assets.

     Section 1.2 Additional Definitions. In addition to the foregoing defined terms, other capitalized terms appearing in this Agreement shall have the respective meanings ascribed to such terms where they first appear in the text of this Agreement.

     Section 1.3 Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

     Section 1.4 References to Articles, Etc. All references herein to Articles, Sections, Exhibits and Schedules shall be to Articles and Sections of and Exhibits and Schedules to this Agreement.

     Section 1.5 References to “Herein,” Etc. As used in this Agreement, the words “herein,” “hereof,” “hereby” and “hereunder” shall refer to this Agreement as a whole, and not to any particular section, provision or subdivision of this Agreement.

ARTICLE II
PURCHASE AND SALE OF THE ASSETS; PURCHASE PRICE

     Section 2.1 Purchase and Sale of the Assets. Subject to the terms and conditions of this Agreement, at and as of the Effective Time, Seller shall Transfer to (or cause to be

Transferred to) Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest in and to the following assets (the “Transferred Assets”):

          (a) the License;

          (b) the tooling listed and described on Schedule 2.1(b) attached hereto located at Red Eagle Toys Factory (China) Ltd., Zhenan Road, Shangiiao District, Changan Town, Dongguan, Guangdong, P.R. China (0769)5412191-2 (the “Tooling”);

          (c) all orders for purchases of Licensed Products;

          (d) the Intellectual Property, whether owned or licensed, related to the Licensed Products;

          (e) all of the raw materials, work in process and finished goods inventory owned by Seller, in each case of Licensed Products, wherever located, including without limitation the inventory located at Jam’n Logistics of California, 3414 Garfield Avenue, Los Angeles, California 90040 (collectively, “Inventory”), which finished goods Inventory, as of the date hereof, is itemized on Schedule 2.1(e) attached hereto;

          (f) except as set forth in Section 2.2, all rights of Seller under Designated Contracts, whether accruing before or after the Effective Time;

          (g) all amounts due to Seller from Grand Toys International, Inc. related to a consignment sale of certain goods to Walmart US (the “Receivable”) in the current amount of $582,000;

          (h) all accounts receivable and proceeds thereof (if any) derived from a sale of the Inventory after the date hereof (the “Inventory Receivables”); and

          (i) originals or copies of all books, data, files, papers, financial and other records and information which has been reduced to written, recorded or encoded form, including, without limitation, sales and promotional literature, manuals and data, correspondence, personnel and employment records, customer lists, vendor lists, catalogs, research material, operating guidelines and practices, purchasing material and records, accounting records, research and development files, mailing lists, distribution lists, historical cost and pricing information, business plans and other similar property, in each case to the extent related to the Licensed Products (collectively, the “Books and Records”).

     Section 2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, including in Section 2.1 above, Seller shall retain (i) all of its right, title and interest in and to, and shall not Transfer to Purchaser, any of its other Assets (collectively, the “Excluded Assets”) and (ii) the rights of indemnification, and the right to assert any defenses or claims for reimbursement, under the Designated Contracts with respect to claims against Seller which accrued or arise before the Effective Time.

  Section 2.3 Assumption of Liabilities.

          (a) Subject to the terms and conditions of this Agreement, at and as of the Effective Time, Purchaser shall assume and agree to pay, perform, discharge and satisfy when due in accordance with their terms the following Liabilities:

               (i) Liabilities as of the Effective Time owing to Licensor related to the License, the current amount of which is $27,262.00;

               (ii) Liabilities under any of the Designated Contracts, or arising out of any Transferred Assets, accruing, arising out of or relating to periods after the Effective Time (other than Liabilities resulting from breaches of Designated Contracts by Seller prior to the Effective Time);

               (iii) Liabilities as of the date hereof to each of the Persons listed and described on Schedule 2.3(a)(iii) attached hereto, in an amount not to exceed $1,141,587 in the aggregate (inclusive of the amounts due to Binney & Smith (i.e., Licensor) and Jam’n Logistics which are also referred to in Section 2.3(a)(i) and 2.3(a)(iv) hereof, respectively). Seller’s records indicate that the amount of such Liabilities are as set forth under the heading Seller’s Records on Schedule 2.3(a)(iii) hereto. The records of certain of the Persons identified on Schedule 2.3(a)(iii) indicate that the amount of such liabilities are as set forth under the heading Creditors’ Records on Schedule 2.3(a)(iii). The amount by which each such Person’s records exceed Seller’s records is referred to as the “Excess Amount”. In the event the Purchaser disputes the Excess Amount of any such Person, such Person shall have the right to (i) agree that such Person’s Excess Amount shall not be included in the Assumed Liabilities, in which case such Excess Amount shall be deemed to be an unsecured claim against Seller in the Bankruptcy Case or (ii) submit the disputed amount to Cornerstone Management Consultants and M.J. Renick Associates LLC who shall jointly determine the propriety of the Excess Amount and if found due and owing, then such Excess Amount shall be included as part of the Assumed Liabilities. The costs concerning the resolution of such dispute shall be borne by such Person and Purchaser.

               (iv) Liabilities as of the Petition Date to Jam’n Logistics as described on Schedule 2.3(a)(iv) but only to the extent that any such Liabilities constitute a valid, non-avoidable warehousemen’s lien on the Inventory of the Licensed Products, together with storage, pick and pack and other charges accruing from and after the Petition Date to the Effective Time in the ordinary course of business with respect to the Inventory; and

               (v) all commissions, royalties, override payments and shipping costs incurred in connection with the sale of Inventory generating the Inventory Receivables.

The Liabilities described in the foregoing clauses (i), (ii), (iii), (iv) and (v) are collectively defined herein as the “Assumed Liabilities”.

          (b) From the date hereof through the Closing Date, Seller shall use commercially reasonable efforts to obtain settlements or stipulations (but without any obligation of Seller to pay any amount in respect of such settlements) with B & S to the extent it objects to the assumption and assignment of the License or any related cure amount.

     Section 2.4 Excluded Liabilities(a) . Except for the Assumed Liabilities and the Cure Amounts as set forth in Section 2.8, Purchaser shall not assume, and shall have no liability or obligation for other Liabilities of Seller (collectively, the “Excluded Liabilities”).

     Section 2.5 Purchase Price. The aggregate consideration for the Transferred Assets and the Seller Release (the “Purchase Price”) shall be the outstanding amount of the Obligations, as of the Effective Time, the current amount of which is $3,000,000, plus interest, default interest, costs and fees (including, without limitation, legal fees), which shall be paid at Closing by crediting of such amount against the Obligations, whereupon the Obligations shall be deemed to be satisfied in full, and other consideration as provided for in this Agreement.

     Section 2.6 Allocation of the Purchase Price. Prior to the Closing, Purchaser and Seller shall agree as to the allocation of the Purchase Price pursuant to Section 1060 of the Code and the treasury regulations promulgated thereunder substantially in accordance with Schedule 2.6. In the event that the transaction contemplated by this Agreement is determined to be taxable, Purchaser and Seller agree to reflect such allocation on IRS Form 8594: Asset Acquisition Statement under Section 1060, including any required amendments or supplements thereto. In that event, Form 8594 shall be prepared jointly by Purchaser and Seller and shall be signed by the parties on the Closing Date. In that event, the parties hereto further agree that: (i) the agreed upon allocation of Purchase Price shall be used in filing all required forms under Section 1060 of the Code and all tax returns; and (ii) they will not take any position inconsistent with such allocation upon any examination of any such tax return, in any refund claim or in any tax litigation.

     Section 2.7 Contract Rejection and Assumption. The agreements identified on Schedule 2.7 attached hereto are referred to herein collectively as the (“Designated Contracts”). The Designated Contracts are included within the Transferred Assets, and at the Closing, subject to Section 365 of the Bankruptcy Code, Seller shall assign the License and all of the Designated Contracts to Purchaser, on the terms and subject to the conditions of this Agreement.

     Section 2.8 Cure of Defaults. Subject to the prior approval of the Bankruptcy Court, and only to the extent required under Section 2.3, Purchaser shall, on or prior to the Closing, in addition to the Purchase Price, pay to Seller the aggregate amount necessary to cure (the “Cure Amounts”) any and all monetary defaults and breaches under the License and Designated Contracts so that the License and Designated Contracts may be assumed by Seller and assigned to Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement.

ARTICLE III
THE CLOSING

     Section 3.1 Time and Place of Closing. The Closing shall take place at 10:00 a.m., New York time, on the Closing Date at the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022 as soon as practicable following the satisfaction or due waiver of the last to occur of the closing conditions set forth in Articles IX and X hereof and after such time as the Sale Order is entered and not subject to any stay, or on such other date as is mutually agreeable to Purchaser and Seller. The Closing, the Transfer of the Transferred Assets, the effectiveness of the documents, agreements and certificates delivered in accordance with this Agreement, and the consummation of the transactions contemplated hereby shall be deemed to occur at the Effective Time.

  Section 3.2 Deliveries at Closing.

          (a) Deliveries by Purchaser to Seller. At the Closing, Purchaser shall deliver to Seller the following:

               (i) the Note marked cancelled;

               (ii) the Assignment and Assumption Agreement;

               (iii) a certificate of an executive officer of Purchaser to evidence compliance with the conditions set forth in Sections 10.1 through 10.2 hereof and any other certificates to evidence compliance with the conditions set forth in Article X hereof as may be reasonably requested by Seller or its counsel;

               (iv) Purchaser Release and the Grand Release duly executed by all parties thereto; and

               (v) a UCC-3 statements terminating any and all liens and security interests in any and all assets and/or property of Seller.

          (b) Deliveries by Seller. At or prior to the Closing, Seller (or its Affiliate, if applicable) shall deliver to Purchaser the following:

               (i) the Bill of Sale;

               (ii) copies of all unpaid invoices and supporting books and records for the Inventory Receivables;

               (iii) the Assignment and Assumption Agreement;

               (iv) all Required Approvals;

               (v) a certificate of an executive officer of Seller to evidence compliance with the conditions set forth in Sections 9.1 through 9.2 hereof and any other certificates to evidence compliance with the conditions set forth in Article IX hereof as may be reasonably requested by Purchaser or its counsel;

               (vi) Seller Release and the Bachrach Release duly executed by all parties thereto; and

               (vii) such further instruments of sale, transfer, conveyance, assignment or delivery covering the Transferred Assets or any part thereof as Purchaser may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Transferred Assets, free and clear of all Liens, except for the Permitted Exceptions.

               (viii) a written acknowledgement from Talentoy in form and content reasonably acceptable to Purchaser that the Tooling is owned by Seller and upon payment by Purchaser to Talentoy of the amounts set forth in Schedule 2.3(a)(iii), shall be owned by Purchaser and its assigns free and clear of all Liens of Talentoy and its Affiliates and that Talentoy shall transfer possession and control of the Tooling to Purchaser.

     Section 3.3 Assignment of Designated Contracts, Etc. Anything contained herein to the contrary notwithstanding, this Agreement shall not effect the Transfer of any Designated Contract listed on Schedule 2.7 or any claim, right, or benefit arising thereunder or resulting therefrom, if, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, a Transfer thereof, without the Approval of the non-debtor party thereto, would excuse the non-debtor party thereto from accepting performance from Purchaser, constitute a breach thereof or in any way affect the rights of Seller or Purchaser, as the case may be, thereunder (collectively, “Restricted Assets”). Any Transfer to Purchaser of any Restricted Asset which shall, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, require the Approval of any non-debtor party for such Transfer as aforesaid shall be made subject to such Approval being obtained and such approval shall be a condition precedent to Purchasers obligation to close.

     Section 3.4 Sales, Use and Other Taxes. Any sales, use, purchase, transfer, stamp, or documentary stamp Taxes which may be payable by reason of the sale of the Transferred Assets under this Agreement for the transactions contemplated herein and any and all claims, charges, interest or penalties assessed, imposed or asserted in relation to any such taxes, shall be the responsibility and obligation of and timely paid by Seller. In no event shall any party to this Agreement be responsible for the income Taxes of any other party that arise as a consequence of the transactions consummated hereunder. Within ninety days after the Closing Date, Purchaser shall deliver to Seller a copy of a resale certificate or other evidence that these transactions are exempt from tax. If Purchaser fails to do so, it shall be responsible for the Taxes set forth in the first sentence hereof to the extent such Taxes would not be payable had the Purchaser provided such resale certificate or evidence.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PARENT

     As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants as follows:

     Section 4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and, except as affected by the pendency of the Bankruptcy Case, has the requisite power and authority to own, operate and lease its properties and assets and to conduct the business of producing for sale and selling the

Licensed Products as it is now being conducted. The business of developing and distributing the Licensed Products is conducted solely through Seller or through subcontractors identified on Schedule 4.1 hereto.

     Section 4.2 Power and Authority. Subject to Bankruptcy Court approval pursuant to the Sale Order, (i) Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other Acquisition Documents to which it is a party and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby, (ii) the execution and delivery by Seller of this Agreement and the other Acquisition Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of Seller, and (iii) this Agreement and each other Acquisition Document to which Seller is a party will constitute, upon the execution and delivery thereof by Seller, the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 4.3 No Violation. Neither the execution and delivery by Seller of this Agreement or any of the other Acquisition Documents to which it is a party, the performance by it of its obligations hereunder or thereunder, nor the consummation by it of the transactions contemplated hereby or thereby, will (i) contravene any provision of the certificate of incorporation or bylaws of Seller; (ii) result in the creation or imposition of any Lien upon any of the Transferred Assets of Seller, or (iii) violate, conflict with or require any Approval, other than Required Approvals, under, any Law or any judgment, decree or order of any Governmental Authority to which Seller is subject or by which it or any of the Transferred Assets are bound.

     Section 4.4 Actions. There is no Action pending or, to the Knowledge of Seller, threatened, against Seller before any Governmental Authority relating to the development and distribution or sale of the Licensed Products or any Transferred Assets, or that questions or challenges the validity of this Agreement or the other Acquisition Documents or any action taken or proposed to be taken by Seller pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

     Section 4.5 Compliance with Laws. Except as excused by the Bankruptcy Code or in connection with the Bankruptcy Case, (A) to the Knowledge of Seller, Seller is not in violation of any material Laws relating to the development and distribution of the Licensed Products or the Transferred Assets, (B) Seller has not been notified in writing nor has any Knowledge that it has been charged with or threatened in writing with, any charge concerning any violation of any provision of any Law relating to the business of developing and distributing the Licensed Products or the Transferred Assets that has not already been resolved, and (C) to the knowledge of Seller, Seller is not in violation of, or in default under, and no event has occurred which, with the lapse of time or the giving of notice, or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any Governmental Authority binding on Seller and relating to the Transferred Assets or the business of developing and distributing the Licensed Products.

     Section 4.6 Title to Property. Seller has, and at the Closing will transfer to Purchaser, title to all of the Transferred Assets free and clear of all Liens (other than Permitted Exceptions) subject to satisfaction of the Assumed Liabilities.

     Section 4.7 Approvals. Except for (i) Approval of the Bankruptcy Court, (ii) consent of B&S (and the satisfaction of Liabilities to the Persons listed on Schedule 2.3(a)(iii)), and (iii) for Approvals set forth on Schedule 4.7 (“Required Approvals”), no Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to Seller in connection with the execution or delivery by Seller of this Agreement and the other Acquisition Documents to which Seller is a party, the performance by Seller of its obligations hereunder or thereunder or the consummation by Seller of the transactions contemplated hereby or thereby, including, without limitation, the Transfer of the Transferred Assets to Purchaser.

     Section 4.8 Broker’s or Finder’s Fees. Seller has not authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement or any of the other Acquisition Documents.

     Section 4.9 Contracts To the Knowledge of Seller, true and complete copies of each written Contract (or written summaries of the terms of any oral Contract) related to the Transferred Assets have been previously made available to Purchaser or will be made available concurrently with the execution of this Agreement. A list of such Contracts are set forth on Schedule 4.9 hereof. There are no Contracts to which Seller or its Affiliates are parties that are material to the Intellectual Property relating to the Licensed Products, or otherwise material to the business of developing and distributing the Licensed Products, other than as set forth on Schedule 4.9 hereof or the arrangements with the Persons set forth on Schedule 2.3(a)(iii) hereof. All Designated Contracts as of the date hereof, are valid, binding and enforceable in accordance with their terms and are in full force and effect.

Upon the cure of defaults in accordance with Section 2.8, Seller will have cured in all material respects the obligations required pursuant to the License and each Designated Contract and the Bankruptcy Court to have been performed by it through the Closing Date. Other than the defaults to be cured in accordance with Section 2.8, there has not occurred any material default under the License or any Designated Contract as of the date hereof on the part of Seller or any of its Affiliates or, to the Knowledge of Seller, any other party to the License or any Designated Contract, nor has Seller or any of its Affiliates received notice of default under the License or any of the Designated Contracts as of the date hereof from any other party to the License or any of the Designated Contracts or, except in accordance with the Bankruptcy Code, sent notice of default under the License or any of the Designated Contracts as of the date hereof to any other party to the License or any of the Designated Contracts. Other than the defaults to be cured in accordance with Section 2.8, no event has occurred that, with the giving of notice or the lapse of time, or both, could constitute a material default on the part of Seller or any of its Affiliates under the License or any of the Designated Contracts as of the date hereof nor, to the Knowledge of Seller, has any event occurred which with the giving of notice or the lapse of time, or both, could reasonably be expected to constitute a default on the part of any other party to the License or any of the Designated Contracts as of the date hereof.

     Section 4.10 Inventory. The Inventory consists of the items listed and described on Schedule 2.1(e) attached hereto. All such Inventory consists of items of a quality and condition, usable and, with respect to finished goods, saleable in the ordinary course of business. The Inventory is valued on the books and records of Seller at the lower of cost or market value.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants as follows:

     Section 5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite corporate power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted.

     Section 5.2 Power and Authority. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Acquisition Documents, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the other Acquisition Documents to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of Purchaser. This Agreement and each other Acquisition Document to which Purchaser is a party will constitute upon the mutual execution and delivery thereof by Purchaser the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

     Section 5.3 No Violation. Neither the execution and delivery by Purchaser of this Agreement or any of the other Acquisition Documents to which it is a party, the performance by it of its obligations hereunder or thereunder, nor the consummation by it of the transactions contemplated hereby or thereby, will (i) contravene any provision of the organizational documents of Purchaser or (ii) violate, conflict with or require any Approval, other than Approval by the Bankruptcy Court, under, any Law or any judgment, decree or order of any Governmental Authority to which Purchaser is subject or by which it or any of its assets or properties are bound.

     Section 5.4 Broker’s or Finder’s Fees. Neither Purchaser nor any of its Affiliates has authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement or any of the other Acquisition Documents, except where any fee or payment due such Persons would be solely the obligation of Purchaser or its Affiliates.

ARTICLE VI
COVENANTS OF THE SELLER

     Seller hereby covenants and agrees that, subject to the orders and direction of the Bankruptcy Court and except as otherwise consented to in writing by Purchaser or as otherwise contemplated by this Agreement or as necessary to effect the transactions contemplated by this Agreement, from and after the date hereof until the Closing:

     Section 6.1 Conduct of Business. Seller shall, subject to the requirements and obligations under the Bankruptcy Code, (i) conduct its business with respect to the Licensed Products substantially in the ordinary course consistent with past practice of Seller, (ii) use commercially reasonable efforts to preserve intact its business organizations and relationships with employees and Persons having dealings with the Licensed Products; (iii) not, without Purchaser’s prior written approval (which approval shall not be unreasonably withheld), enter into any material contract or agreement relating to the Transferred Assets to which Seller would be a party or by which Seller would be bound or materially amend any existing material contract or agreement relating to the Transferred Assets to which Seller is a party or by which Seller is bound; (vii) operate its business relating to the Transferred Assets in material compliance with all Laws applicable to Seller; (viii) promptly advise Purchaser in writing of any Material Adverse Change that has occurred or that Seller reasonably believes will occur with respect to the Transferred Assets; and (ix) not agree or commit to take any of the actions prohibited by the foregoing clauses; provided, that the foregoing shall not prevent Seller from rejecting Contracts that are not the Designated Contracts being assumed by Purchaser hereunder.

     Section 6.2 [Intentionally Omitted].

     Section 6.3 [Intentionally Omitted].

     Section 6.4 Access to Seller. Seller shall use reasonable efforts to afford Purchaser and its Representatives reasonable access during normal business hours throughout any period from and after the date hereof until the Closing Date, upon three (3) Business Day’s prior notice to the Books and Records, files, pleadings, data base, documents, properties, facilities and employees of Seller relating to the business of developing and distributing the Licensed Products or the Transferred Assets, as Purchaser may reasonably request; provided that such reasonable access shall not unreasonably or unduly interfere with Seller’s ongoing business, operations or obligations relating to the Bankruptcy Cases.

     Section 6.5 Jam’n Logistics Warehouseman’s Lien. In the event that Purchaser determines that the warehouseman’s lien of Jamn Logistics is avoidable, Seller shall reasonably cooperate with Purchaser, at Purchaser’s expense, in contesting the warehouseman’s lien and shall, at Purchaser’s expense, take all reasonable steps required by Purchaser in connection therewith. For the avoidance of doubt, it is agreed that if Purchaser determines that the foregoing lien is avoidable, neither such determination nor any unsuccessful contest of such lien shall constitute a failure of Seller to satisfy any condition to Closing or give Purchaser a right to delay the Closing hereunder or terminate this Agreement.

     Section 6.6 Service on Interested Parties. Seller shall notify all parties with an interest in the Transferred Assets and the Assumed Liabilities of Seller’s intent to sell the Transferred Assets (and assume and assign the License and Designated Contracts) under Bankruptcy Rule 2002, including without limitation, all parties owning, claiming or asserting a Lien in or to any of the Transferred Assets, or pursuant to Bankruptcy Court Order.

ARTICLE VII
COVENANTS OF THE PURCHASER

     Purchaser hereby covenants and agrees that, except as otherwise consented to in writing by Seller, from and after the date hereof until the Closing:

     Section 7.1 Adequate Assurance. Purchaser shall be responsible for providing evidence and argument in support of the Sale Order in order to establish its ability to provide “adequate assurance of future performance” (within the meaning of Section 365(f)(2)(B) of the Bankruptcy Code) of any Contract identified as a Designated Contract. Seller agrees to use their commercially reasonable efforts to cooperate with Purchaser in the presentation of such evidence and argument. Notwithstanding the foregoing, the Bankruptcy Court’s refusal to approve the assumption by Purchaser of any Contract on the grounds that “adequate assurance of future performance” by Purchaser of such Contract has not been provided shall constitute grounds for termination pursuant to Section 12.1(b) hereof.

     Section 7.2 Confidentiality. Purchaser hereby covenants and agrees to hold in confidence, and not to disclose to any Person (other than its representatives and Affiliates as to whom Purchaser shall use its commercially reasonable efforts to advise them to abide by the terms hereof and shall remain responsible for any breach of the provisions hereof by such parties), or use for any reason or purpose other than to evaluate and consummate the transactions contemplated by the Agreement and the other Acquisition Documents, any non-public information regarding Seller or the Transferred Assets delivered, disclosed or made available to Purchaser or its Representatives by Seller or its Representatives (“Confidential Information”). The term “Confidential Information” does not include information which (i) was voluntarily provided to Purchaser or its Representatives by Seller prior to the date hereof other than under the terms of a written agreement to maintain the confidentiality of such information, (ii) is or becomes generally available to the public other than as a result of a breach of this Agreement by Purchaser or Purchaser’s Representatives, (iii) was within Purchaser’s possession prior to its being furnished to Purchaser by Seller, provided that the source of such information was not known by Purchaser to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller, (iv) is or becomes available to Purchaser on a non-confidential basis from a source other than Seller or any of its Representatives, provided that such source was not known by Purchaser to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller or any other party with respect to such information, or (v) is disclosed under operation of law, in which case Purchaser will provide Seller with prompt notice thereof prior to any such disclosure so that Seller may seek a protective order or other remedy; in the event that such protective order or other remedy is not obtained, Purchaser will furnish only that portion of the Confidential Information that it is legally required. The provisions of this Section 7.2 shall survive any termination or expiration of this Agreement. If this Agreement is terminated for any reason, Purchaser shall either destroy or return to Seller, as directed by Seller, all Confidential Information and in Purchaser’s possession, custody or control.

ARTICLE VIII
AGREEMENTS OF PURCHASER AND SELLER

     Section 8.1 Required Approvals; Restricted Assets. After the date hereof, Purchaser and Seller shall utilize their commercially reasonable efforts to obtain all Required Approvals to validly Transfer the Restricted Assets.

     Section 8.2 Bankruptcy Court Sale Order.

          (a) Seller hereby confirms that in light of the deterioration in Seller’s business and the terms of this Agreement, Seller believes that it is in the best interests of its estate and creditors that it proceed to sell the Transferred Assets by means of a private sale pursuant to Sections 363 and 365 of the Bankruptcy Code. Seller believes that there is no realistic possibility that any third party will be willing to provide greater consideration for the Transferred Assets than is being provided by Purchaser and that the solicitation of higher and better offers would needlessly delay the sale hereunder and potentially jeopardize the continued viability of the Seller’s business. Seller has consulted with the Official Committee of Unsecured Creditors appointed in Seller’s Chapter 11 case and confirms that the Committee has advised it that it has no objection to the sale of the Transferred Assets pursuant to this Agreement proceeding by such a private sale.

          (b) On or before ten (10) Business Days after the execution of this Agreement, Seller shall file a motion (the “Sale Motion”) with the Bankruptcy Court to set a hearing to consider entry of the Sale Order in substantially the form of Exhibit D hereto, among other things, approving this Agreement, the sale of the Transferred Assets to Purchaser and the Seller Release.

          (c) Seller shall use its reasonable efforts to obtain the Bankruptcy Court’s entry of a Sale Order no later than twenty-five (25) days after the filing of the Sale Motion.

          (d) In the event an appeal is taken, or a stay pending appeal is requested or reconsideration is sought from the Sale Order, Seller shall immediately notify Purchaser of such appeal or stay request and shall promptly provide to Purchaser a copy of the related notice of appeal or order of stay or application for reconsideration. Seller shall also provide Purchaser with copies of any other or further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of either of such orders and any related briefs. Seller agrees to take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion and to use its reasonable efforts to obtain an expedited resolution of such appeal, provided that nothing herein shall preclude the parties hereto from consummating the transactions contemplated herein if the Sale Order shall have been entered and not been stayed and Purchaser (in its sole discretion) has waived in writing the condition set forth in Section 9.3(b).

ARTICLE IX
CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATIONS

     The obligations of Purchaser to purchase and accept transfer and delivery of the Transferred Assets are subject to the satisfaction on the Closing Date of the following conditions, except to the extent that any such condition may have been waived in writing by Purchaser on or prior to the Closing Date:

     Section 9.1 Representations and Warranties. The representations and warranties of Seller contained in Article IV of this Agreement that are not qualified by materiality shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date, and the representations and warranties of Seller contained in Article IV of this Agreement that are qualified by materiality shall have been true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date.

     Section 9.2 Performance. Seller shall have performed and complied in all material respects with the covenants and obligations required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date.

     Section 9.3 Sale Order.

          (a) The Sale Order shall have been entered and shall be in full force and effect and not stayed as of the Closing Date.

          (b) The Sale Order shall be in full force and effect and not stayed as of the Closing Date and shall find and provide, among other things, that (i) Seller is authorized and directed to enter into the transactions contemplated by this Agreement and the Acquisition Documents and to execute and deliver all documents and perform all acts necessary or appropriate to effectuate the sale of the Transferred Assets to Purchaser; (ii) the transactions contemplated by this Agreement are undertaken by Purchaser in good faith, as that term is used in Section 363(m) of the Bankruptcy Code, and Purchaser shall have all of the benefits of such section; (iii) the Transferred Assets sold to Purchaser pursuant to this Agreement shall be transferred to Purchaser free and clear of all interests and Liens (except Permitted Exceptions) and Liabilities of any Person, such interests, Liens and Liabilities to attach to the Purchase Price payable pursuant to Article III, and that Purchaser otherwise shall be entitle to the full extent of the benefits provided to a purchaser of assets under Section 363(f) of the Bankruptcy Code; (iv) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions; (v) the License and all Designated

Contracts shall be assumed by Purchaser pursuant to Section 365 of the Bankruptcy Code and, as required by this Agreement and Purchaser shall have no obligation to pay, or any Liability for, such Cure Amounts except as otherwise provided in this Agreement, and Seller shall have no further Liability under such Designated Contracts pursuant to Section 365(k) of the Bankruptcy Code except as otherwise provided in this Agreement, (vi) Purchaser is not acquiring or assuming any of Seller’s or any other Person’s Liabilities except as expressly provided in this Agreement; (vii) the Bankruptcy Court retains jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof, and (viii) this Agreement and the transactions and instruments contemplated hereby shall be specifically performable and enforceable against and binding upon, and not subject to rejection or avoidance by, Seller or any Chapter 7 or Chapter 11 trustee of any Seller or its estate.

     Section 9.4 Required Approvals; Permits. All Required Approvals shall have been received or waived by Purchaser.

     Section 9.5 Material Adverse Change. There shall not have occurred a Material Adverse Change since June 22, 2004.

     Section 9.6 No Litigation. There shall not be pending or threatened in writing by any Governmental Authority any proceeding (i) challenging or seeking to restrain, prohibit, alter or materially delay the sale and purchase of the Transferred Assets or any of the other transactions contemplated by this Agreement, or seeking to obtain from Purchaser or any of its Affiliates in connection with the sale and purchase of the Transferred Assets to be acquired by Purchaser any material damages, or (ii) seeking to prohibit Purchaser or any of its Affiliates from effectively controlling or operating any portion of the Business or the Transferred Assets to be acquired by Purchaser.

     Section 9.7 Closing Deliveries. Seller shall have delivered to Purchaser the documents and instruments required to be delivered pursuant to Section 3.2(b).

ARTICLE X
CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATIONS

     The obligations of Seller to sell, transfer and deliver the Transferred Assets are subject to the satisfaction on the Closing Date of the following conditions, except to the extent that any such condition may have been waived in writing by Seller on or prior to the Closing Date:

     Section 10.1 Representations and Warranties. The representations and warranties of Purchaser contained in Article V of this Agreement that are not qualified by materiality shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date, and the representations and warranties of Purchaser contained in Article V of this Agreement that are qualified by materiality shall have been true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date.

     Section 10.2 Performance. Purchaser shall have performed and complied in all material respects with the covenants and obligations required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date.

     Section 10.3 Sale Order. The Sale Order shall have been entered and shall be in full force and effect and not stayed as of the Closing Date.

     Section 10.4 Closing Deliveries. Purchaser shall have delivered to Seller all documents and instruments required to be delivered pursuant to Sections 3.2(a).

     Section 10.5 Required Approvals. All Required Approvals shall have been received or waived by Seller.

     Section 10.6 No Litigation. There shall not be pending or threatened in writing by any Governmental Authority any proceeding (i) challenging or seeking to restrain, prohibit, alter or materially delay the sale and purchase of the Transferred Assets or any of the other transactions contemplated by this Agreement, or seeking to obtain from Seller or any of its Affiliates in connection with the sale and purchase of the Transferred Assets to be acquired by Purchaser any material damages, or (ii) seeking to prohibit Purchaser or any of its Affiliates from effectively controlling or operating any portion of the Business or the Transferred Assets to be acquired by Purchaser.

ARTICLE XI
COVENANTS AND AGREEMENTS SUBSEQUENT TO THE CLOSING

     Section 11.1 Further Assurances. In addition to the actions, documents, files, pleadings and instruments specifically required to be taken or delivered by this Agreement or the other Acquisition Documents, whether on or before or from time to time after the Closing, and without further consideration, each party hereto shall make commercially reasonable efforts to take such other actions, and execute and/or deliver such other documents, data, pleadings, files, information and instruments, as the other party hereto or its counsel may reasonably request in order to effectuate and perfect the transactions contemplated by this Agreement and the other Acquisition Documents, including without limitation, such actions as may be necessary to Transfer to Purchaser and to place Purchaser in possession or control of, all of the rights, properties, assets and businesses intended to be sold, Transferred, conveyed, assigned and delivered hereunder, or to assist in the collection of any and all such rights, properties and assets or to enable Purchaser to exercise and enjoy all rights and benefits of Seller with respect thereto.

ARTICLE XII
TERMINATION

     Section 12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by the mutual written consent of Purchaser and Seller;

          (b) by Purchaser upon written notice in the event of a material breach of any covenant or agreement to be performed or complied with by Seller pursuant to the terms of this Agreement or any of the Acquisition Documents, which material breach would result in a condition to Closing set forth in Article IX hereof becoming incapable of fulfillment (which condition has not been waived by Purchaser in writing), and which material breach, if capable of being remedied, shall remain unremedied for a period equal to the shorter of five days after written notice is given by Purchaser to Seller or the Drop Dead Date, except that the right of termination under this clause (b) shall not be available if the effect of the Sale Order is to remedy any such breach,

          (c) by Seller upon written notice in the event of a material breach of any covenant or agreement to be performed or complied with by Purchaser pursuant to the terms of this Agreement or any of the Acquisition Documents, which material breach would result in a condition to Closing set forth in Article X hereof becoming incapable of fulfillment or cure (which condition has not been waived by Seller in writing) and which material breach, if capable of being remedied, shall remain unremedied for a period equal to the shorter of ten days after written notice is given by Purchaser to Seller or the Drop Dead Date, except that the right of termination under this clause (c) shall not be available if the effect of the Sale Order is to remedy any such breach;

          (d) by either Purchaser or Seller if any Governmental Authority having competent jurisdiction shall have issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the other Acquisition Documents; provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to any party who shall not have complied with its obligations, if any, under Articles VI, VII or VIII, as the case may be, to avoid the issuance of such order, decree, ruling or injunction;

          (e) [INTENTIONALLY OMITTED]; or

          (f) by either Seller or Purchaser if (i) the Bankruptcy Court has not entered the Sale Order on or before the thirtieth (30th) day after the date of this Agreement; or (ii) the Closing shall not have occurred on or before the third Business Day after entry of the Sale Order which has become a final order of the Bankruptcy Court (the “Drop Dead Date”); provided, however, Purchaser shall have the right, in its sole discretion, to have a Closing hereunder notwithstanding that the Sale Order has not become final so long as there is no stay of Closing then in effect; and provided further, that the right to terminate this Agreement under this Section 12.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date (for purposes of this subsection (f) the failure or refusal by any party to provide any waiver that under the terms hereof may be given or withheld in such party’s discretion shall not be deemed a failure to fulfill any obligation under this Agreement).

     Section 12.2 Effect of Termination.

          (a) In the event of the termination of this Agreement under Section 12.1, except with respect to this Section 12.2 and Article XIII hereof, (i) this Agreement shall forthwith become void, and (ii) there shall be no liability on the part of Seller, Purchaser or any of their respective Representatives. For the avoidance of doubt, the right of termination shall be the sole remedy available to the parties for any of the circumstances set forth in Section 12.1(a) through (c) hereof. Notwithstanding the foregoing, the provisions of Section 7.2 hereof shall remain in full force and effect.

ARTICLE XIII
MISCELLANEOUS

     Section 13.1 Public Announcements. Other than statements made in the Bankruptcy Court (or in pleadings filed therein), Purchaser and Seller shall consult with each other before issuing any press release or making any public statement or other public communication with respect to this Agreement or the Transaction. Purchaser and Seller shall not issue any such press release or make any such public statement or public communication without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by applicable Law, any Governmental Authority with competent jurisdiction or any listing agreement with any national securities exchange.

     Section 13.2 Amendment; Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived except by a written instrument signed by all of the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the terms or provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other term or provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of a party hereto to insist upon strict compliance by another party hereto with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 13.2.

     Section 13.3 Survival. In the absence of actual fraud, the representations and warranties of Seller set forth in Article IV hereof and Purchaser set forth in Article V hereof shall not survive the Closing. All covenants and agreements of Seller and Purchaser hereunder, including without limitation, Section 7.2 hereof, shall survive the Closing.

     Section 13.4 Fees and Expenses. Except as otherwise expressly provided in this Agreement, including Section 6.5, or in the Note and the other documents related thereto, each of the parties hereto shall bear and pay all fees, costs and expenses incurred by it or any of its Affiliates in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the other Acquisition Documents and completing the transactions contemplated hereby or thereby (whether or not such transactions are consummated) and the performance of their respective obligations under this Agreement, including, without limitation, any fees, expenses or commissions of any of its Representatives.

     Section 13.5 Notices.

          (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and mailed or facsimiled or delivered by hand or courier service:

(i)	If to Seller, to:

Fun-4-All Corp.
16 West 19th Street
New York, New York 10011
Fax: (775) 871-9554
Attention: Scott Bachrach

With a copy to:

Esanu Katsky Korins & Siger, LLP
Attn: Meryl Lynn Unger and Steven H. Newman
605 Third Avenue
16th Floor
New York, New York 10158
Fax: (212) 953-6899

and

Douglas J. Pick, P.C.
350 Fifth Avenue, Suite 3000
New York, New York 10118
Fax: (212) 695-6007

(ii)	If to Purchaser, to:

Grand Toys International, Ltd.
Room UG 202, Floor UG2,
Chinachem Golden Plaza
77 Mody Road
Tsimshatsui East
Kowloon, Hong Kong
Attention: Mr. Henry Hu
Facsimile No.: 852-2520-5515

With a copy, which shall not constitute notice, to:

Katten Muchin Zavis Rosenman
575 Madison Avenue
New York, New York 10022
Fax: (212) 894-5511
Attention: Paul J. Pollock

          (b) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 13.5 (i) if delivered personally against proper receipt or by confirmed facsimile transmission shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid shall be effective five (5) Business Days or (B) by overnight Federal Express or similar courier service with courier fees paid by the sender, shall be effective two (2) Business Days following the date when mailed or given to the courier, as the case may be. Any party hereto may from time to time change its address for the purpose of notices to such party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

     Section 13.6 Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Prior to the Effective Time, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller, provided that, Purchaser shall have the right to assign this Agreement to a Subsidiary formed for the purpose of making the acquisition and, with the consent of B&S, Purchaser or such Subsidiary may assign its rights under this Agreement to any Person which assignment shall not relieve Purchaser or such Subsidiary of its obligations hereunder. Any assignment made in contravention of the terms of this Section 13.6 shall be void ab initio.

     Section 13.7 Governing Law; Consent to Jurisdiction.

          (a) This Agreement and the legal relations among the parties hereto shall be governed by and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

          (b) Each party hereto (i) irrevocably elects as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court; (ii) expressly waives any defense or objection to jurisdiction or venue based on the doctrine of forum non-conveniens; and (iii) stipulates that the Bankruptcy Court shall have in personam jurisdiction and venue over such party.

     Section 13.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER ACQUISITION DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER ACQUISITION AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.8.

     Section 13.9 Entire Agreement. This Agreement and the other Acquisition Documents, together with any agreement by or among the parties hereto or their Affiliates which purports to protect the confidentiality of information of Seller, including without limitation, the confidentiality provisions contained in that certain letter of intent dated February 26, 2003, as amended among the Seller, Grand Toys International, Inc. and Cornerstone Overseas Investments, Limited and the amendments thereto, and the provisions contained in any orders entered by the Bankruptcy Court embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties hereto, their respective Affiliates or any of the Representatives of any of them with respect thereto. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement and the other Acquisition Documents other than those expressly set forth or referred to herein or therein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto except those expressly made in this Agreement and the other Acquisition Documents.

     Section 13.10 Severability. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision hereof, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity, scope or subject, the parties request that it be construed, by limiting and reducing it, so as to be enforceable to the fullest extent permitted under applicable Law.

     Section 1.1 No Third Party Beneficiaries. Except as and to the extent otherwise provided herein, nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any Person other than the parties hereto and their respective successors and permitted assigns.

     Section 1.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument and this Agreement may be executed by facsimile.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

SELLER

FUN-4-ALL CORP., Debtor and Debtor-in-Possession

By: /s/ Scott Bachrach
Name: Scott Bachrach
Title: Chief Executive Officer

PURCHASER

CENTRALINK INVESTMENTS LIMITED

By: /s/ Henry Hu
Name: Henry Hu
Title: Managing Director

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale

Schedules

Schedule 2.1(b)	Tooling
Schedule 2.1(e)	Inventory
Schedule 2.3(a)(iii)	Assumed Liabilities
Schedule 2.6	Allocation of Purchase Price
Schedule 2.7	Designated Contracts
Schedule 4.7	Required Approvals
Schedule 4.9	Contracts

EXHIBIT A

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Fun-4-All Corp. (the “Seller”), does hereby assign, grant, bargain, sell, convey and transfer to [PURCHASER], (the “Purchaser”), all of Seller’s right, title and interest to the License and the Contracts listed on Schedule I attached hereto together with all amendments, waivers, supplements and other modifications of and to such agreements, contracts, licenses and other instruments through the date hereof (collectively, the “Designated Contracts”).

     Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Asset Purchase Agreement, dated as of [                                      ]2004, by and between Seller and Purchaser (the “Purchase Agreement”).

     Upon the execution and delivery hereof, in consideration of the foregoing assignment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser hereby absolutely and unconditionally assumes all duties, obligations and liabilities in respect of the Assumed Liabilities (as such term is defined in Section 2.3(a) of the Purchase Agreement), including, without limitation the Designated Contracts, and agrees to be bound by the terms, conditions and covenants thereof, and to perform all duties and obligations of Seller thereunder.

     This Assignment and Assumption Agreement shall be binding upon the successors and assigns of the parties.

[Signature Page Follows]

EXHIBIT A

     Executed this                     day of                                       , 2004.

SELLER

FUN-4-ALL CORP.

By:
Name:
Title:

PURCHASER

[PURCHASER]

By:
Name:
Title:

EXHIBIT B

FORM OF
BILL OF SALE

     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Fun-4-All Corp. (the “Seller”), does hereby grant, bargain, transfer, sell, assign, convey and deliver to [PURCHASER], a                                       corporation (the “Purchaser”), all right, title and interest in and to the Transferred Assets as such term is defined in the Asset Purchase Agreement, dated as of [                                      ], 2004 (the “Asset Purchase Agreement”), by and between Seller and Purchaser. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

     This Bill of Sale is being executed and delivered by Seller as of the                     day of                                       , 2004 pursuant to the terms of the Asset Purchase Agreement.

[Signature Page Follows]

EXHIBIT B

     Executed this                     day of                                       , 2004.

SELLER

FUN-4-ALL CORP.

By:
Name:
Title

PURCHASER

CENTRALINK INVESTMENTS LIMITED

By:
Name:
Title:

FUN-4-ALL CORP.:

SCHEDULE Schedule 2.3(a)(iii) — Assumed Liabilities — as of July 14th, 2004

VENDOR	AMOUNT		PURPOSE
	Creditors’	Seller’s
	Records	Records
BINNEY & SMITH		$27,262	Royalty thru July 14th

TALENTOY	$717,000	$682,802	Product

JAM’N LOGISTICS		$110,000	Warehouseman’s lien

KIDZCREATION	$48,000	$41,974	Override due on Collections

NINE OAKS GROUP		$67,410	Override due on Collections

CAS MARKETING		$41,261	Override due on Collections
		AND SEE
		ATTACHED
		SCHEDULE

MAINWIND SALES		SEE ATTACHED	A commission amount will be due for open
		SCHEDULE	orders, provided that Centralink ultimately
			will ship the open orders and collect on the
			corresponding receivables.

SALES REPS:		SEE ATTACHED	A commission amount will be due for open
BDC OF OHIO — BRIAN COX		SCHEDULE	orders, provided that Centralink ultimately
CARROUSEL MARKETING			will ship the open orders and collect on the
DIVERSE MARKETING			corresponding receivables.
FRAN GOLDMAN & ASSOC.
JOE PERFETTI & ASSOC.
NESCO SALES
S&F ASSOCIATES
TOYS PLUS
VISION SALES

SUBTOTAL (not including attached schedule)	$765,000	$970,709

SUBTOTAL (attached schedules)		$170,878

TOTAL	$765,000	$1,141,587

PROFORMA AMOUNT OWED TO
MAINWIND SALES, SALES REPS AND CAS MARKETING
BASED ON CURRENT OPEN ORDERS *

	MAINWIND	SALES	CARROUSEL	CAS
CURRENT	SALES	REPS	MARKETING	MARKETING
OPEN ORDER	(2.5% on Mass	(3% on Non-	(5.5% AVG on	(1% on
AMOUNT	Market Sales)	Int’l Sales)	Int’l Sales)	all Sales)
$2,628,885	$58,697	$70,437	$15,455	$26,289

*	Therefore, a commission amount will be due for open orders above, provided that Centralink ultimately ships the above orders and collects on the corresponding receivables